Exhibit 10.2

Advisor Agreement

This Advisor Agreement (the “Agreement”), made this 30th day of May, 2024, is entered into by and between Verve Therapeutics, Inc. (the “Company”), and Andrew Bellinger (the “Advisor”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the letter agreement to which this Agreement is attached as Attachment A (the “Separation Agreement”).

WHEREAS, the Company and the Advisor desire to establish the terms and conditions under which the Advisor will provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1
Services. The Advisor agrees to perform for the Company such advisory services as the Company may reasonably request from time to time (collectively, the “Services”). It is expected that the Advisor will in no event perform (or be asked to perform) more than 20 hours of Services per month.
2
Term. The term of this Agreement shall commence on the Effective Date and continue until the Agreement is terminated in accordance with the provisions of Section 4 below (such period, the “Advisory Period”).
3
Compensation.
3.1
Advisory Fees. The Company shall pay the Advisor a fee of $200 per hour for Services performed during the Advisory Period. At the end of any month in which the Advisor performs Services, the Advisor shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate. Within thirty (30) days after receipt of the statement, the Company shall pay to the Advisor the advisory fees for all undisputed Services invoiced in the statement. The Company shall also reimburse the Advisor for all reasonable and necessary out-of-pocket business expenses incurred by the Advisor in performing the Services, subject to prior approval by the Company and pursuant to the Company’s normal policies and procedures for expense verification and documentation. The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.
3.2
Extension of Exercisability Period for Vested Stock Options. As additional consideration for the Advisor’s performance of the Services, and notwithstanding the terms of any equity awards and/or agreements the Advisor has received from the Company (the “Awards”), the Awards shall remain outstanding and exercisable during the Advisory Period and for such period of time following the Advisory Period as is set forth in the terms of the Awards. For the avoidance of doubt, and without superseding any provision of an Award, the Advisor’s vested equity will remain exercisable for a period of three months following any termination of this Agreement pursuant to Section 4 below other than a termination pursuant to Section 4.2(a) resulting from a violation of the Separation Agreement and/or Confidentiality Agreement. The Advisor acknowledges and agrees that notwithstanding the terms of any Award, the Advisor shall cease vesting in any outstanding Award the Advisor holds as of the Separation Date and shall not continue to vest in any such Award as a result of this Agreement and/or the Advisor’s provision of Services hereunder.

Termination.
4.1
Termination for Convenience. This Agreement may be terminated by either the Company or the Advisor for any reason or no reason upon not less than thirty (30) days prior written notice to the other party; provided, however, that the Company may not terminate this Agreement pursuant to this Section 4.1 prior to the two-year anniversary of the Effective Date.
4.2
Termination for Breach. This Agreement may also be terminated by the Company (a) upon twenty-four (24) hours prior written notice to the Advisor, if the Advisor has materially breached this Agreement, the Separation Agreement, and/or the Confidentiality Agreement; or (b) immediately if the Advisor fails to timely execute the Separation Agreement or revokes his acceptance of the Separation Agreement.
5
Cooperation. The Advisor shall use the Advisor’s best efforts in the performance of the Advisor’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform the Advisor’s obligations hereunder. The Advisor shall reasonably cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
6
Proprietary Information and Inventions.
6.1
Proprietary Information.
(a)
The Advisor acknowledges that the Advisor’s relationship with the Company is one of high trust and confidence and that in the course of the Advisor’s service to the Company, the Advisor will have access to and contact with Proprietary Information (as defined below). The Advisor will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Advisory Period, unless and until such Proprietary Information has become public knowledge without fault by the Advisor.
(b)
For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention (as defined below), formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of Advisor’s service as an Advisor to the Company.
(c)
The Advisor agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Advisor or others, which shall come into the Advisor’s custody or possession, shall be and are the exclusive property of the Company to be used by the Advisor only in the performance of the Services and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Advisor shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Advisor shall not retain any such materials or copies thereof or any such tangible property.
(d)
The Advisor agrees that the Advisor’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and the Advisor’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Advisor.
(e)
The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions that are known to the Advisor and to take all action necessary to discharge the obligations of the Company under such agreements.
(f)
The Advisor’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits or restricts the Advisor from communicating with, or voluntarily providing information the Advisor believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities & Exchange Commission). The Advisor is not required to notify the Company of any such communications. In addition, notwithstanding the Advisor’s confidentiality and nondisclosure obligations, the Advisor is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
6.2
Inventions.
(a)
All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others or under Advisor’s direction and whether during normal business hours or otherwise, (i) during the Advisory Period if related to the business of the Company or (ii) after the Advisory Period if derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Advisor not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Advisor further acknowledges that each original work of authorship which is made by the Advisor (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.
(b)
The Advisor agrees that if, in the course of performing the Services, the Advisor incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Advisor or in which the Advisor has an interest (“Prior Inventions”), (i) the Advisor will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
(c)
Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Advisor also hereby waives all claims to moral rights in any Inventions.
(d)
The Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
7
Exclusivity. The Company retains the right to contract with other companies and/or individuals for consulting services without restriction. Similarly, the Advisor retains the right to contract with other companies or entities for the Advisor’s consulting services, subject to the Advisor’s continued obligations to the Company, including as set forth in the Confidentiality Agreement and Separation Agreement.
8
Other Agreements; Warranty.
8.1
The Advisor hereby represents that, except as the Advisor has disclosed in writing to the Company, the Advisor is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Advisor’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Advisor further represents that the Advisor’s performance of all the terms of this Agreement and the performance of the Services do not and will not breach any agreement with any third party to which the Advisor is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Advisor will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
8.2
The Advisor hereby represents, warrants and covenants that the Advisor has the skills and experience necessary to perform the Services, that Advisor will perform said Services in a professional, competent and timely manner, that the Advisor has the power to enter into this Agreement and that the Advisor’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.
9
Independent Contractor Status.
9.1
The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
9.2
The Advisor shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Advisor on any given day will be entirely within the Advisor’s control, and the Company will rely on the Advisor to put in the amount of time necessary to fulfill the requirements of this Agreement.
9.3
In the performance of the Services, the Advisor has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection to secure their satisfactory completion.
9.4
The Advisor shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.
9.5
The Advisor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage.
10
Remedies. The Advisor acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

Notices. All notices required or permitted under this Agreement shall be in writing and will be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, or sent via e-mail with a subject header that includes the word “Notice”.

Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement, and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
14
Amendment and Waiver. This Agreement may be amended, waived, or modified only by a written instrument executed by both the Company and the Advisor.
15
Non-Assignability of Contract. This Agreement is personal to the Advisor and the Advisor shall not have the right to assign any of the Advisor’s rights or delegate any of the Advisor’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void.
16
Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. Any action, suit or other legal proceeding arising out of, under or in connection with this Agreement shall be subject to arbitration in accordance with Section 11 of the Confidentiality Agreement.
17
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Advisor are personal and shall not be assigned by the Advisor.
18
Interpretation. If any restriction set forth in Section 6 is found by an arbitrator or any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
19
Survival. Sections 4 through 20 shall survive the termination of this Agreement.
20
Miscellaneous.
20.1
No delay or omission by either of the parties in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either of the parties on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
20.2
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
20.3
In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Advisor Agreement as of the date and year first above written.

COMPANY:

Verve therapeutics, Inc.

By: /s/ Andrew D. Ashe
Andrew D. Ashe

Chief Operating Officer & General Counsel

ADVISOR:

/s/ Andrew Bellinger
Andrew Bellinger